Exhibit 99.1
For further information contact
Terry Trovato 1-800-451-1294
FOR IMMEDIATE RELEASE
     Callon Petroleum Company Updates Impact
     To Its Major Production Facilities by Hurricane Katrina
     Natchez, MS (September 12, 2005)—Callon Petroleum Company ( NYSE: CPE) provided an update today on the impact by Hurricane Katrina upon its major production facilities in the Gulf of Mexico.
     Medusa Field — As previously reported, the company’s Spar production facility only incurred minimal damage. It is anticipated that minor repairs to the facility should be completed in two to three weeks. However, downtime may be extended due to damage reported at downstream platforms and facilities operated by others. Callon is in the process of evaluating options to return Medusa to production as soon as possible. The company owns a 15% working interest.
     Habanero Field — Habanero was not affected by Hurricane Katrina. Production resumed on September 3, 2005, and the field currently is producing 13,450 barrels of oil (Bo/d) and 22.3 million cubic feet of natural gas per day (MMcf/d). Callon owns an 11.25% working interest.
     Mobile Blocks 864/908 - Production resumed on September 10, 2005. The wells are currently producing 4.6 MMcf/d. Callon owns a 66.4% working interest in the Mobile Block 864 Unit.
     Mobile Blocks 952/953/955 — Production is still shut in while waiting on the arrival of a jack-up boat needed to make minor repairs. Callon owns a 100% working interest in Mobile Blocks 952, 953 and 955.
     High Island Block 119 Field — The field was not affected by Hurricane Katrina and was returned to production on August 29, 2005. It currently is producing 19.8 MMcf/d and 336 Bo/d. Callon owns a 22.2% working interest.
     “We feel very fortunate to have come through this devastating storm with only minor damage,” notes Fred L. Callon, Chairman and CEO. “We extend our sympathies to all those impacted by Hurricane Katrina. Callon and its employees are contributing their time and financial resources to assist with the relief effort and to help those affected by this tragedy.”
     Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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